EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Humacyte, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on September 2, 2021.

FRESENIUS MEDICAL CARE HOLDINGS, INC.

By:	/s/ Mark Fawcett
Name:	Mark Fawcett
Title:	Senior Vice President

FRESENIUS MEDICAL CARE AG & CO. KGaA, represented by

Fresenius Medical Care Management AG, its general partner

By:	/s/ Franklin W. Maddux
Name:	Franklin W. Maddux
Title:	Member of the Management Board and Global Chief Medical Officer

By:	/s/ William Valle
Name:	William Valle
Title:	Member of the Management Board

SCHEDULE A

The officers and members of the board of directors FMCH, and the members of (i) the Supervisory Board and the Management Board of Fresenius Medical Care Management AG, the general partner of FMC AG & Co. KGaA (“Management AG”), and (ii) the Supervisory Board of FMC AG & Co. KGaA, and their respective present principal occupations or employment (including the name, principal business and address of any such employer), and their business addresses are set forth below.  All of the directors of FMCH are also members of the Management Board of Management AG and, except for Mr. William Valle, their business address is at Management AG, as set forth below.  Mr. Valle’s business address, and the business address of persons whose principal occupation or employment is as an officer of FMCH, is 920 Winter Street, Waltham, MA 02451-1547.  All of the directors and officers of FMCH are U.S. citizens; in addition, Ms. Helen Giza is a dual citizen of the U.S. and Great Britain. Except for Mr. Valle, the business address of the members of the Supervisory Board and Management Board of Management AG, and of the members of the Supervisory Board of FMC AG & Co. KGaA, is Else-Kröner Strasse 1, 61352 Bad Homburg, Germany.  The citizenship of the members of the Supervisory Board and Management Board of Management AG, and of the members of the Supervisory Board of FMC AG & Co. KGaA, is indicated next to their respective names.

Directors of FMCH

Name	Principal Occupation or Employment

Mr. Rice Powell	Chairman of the Management Board and CEO of Management AG
Ms. Helen Giza	Member of the Management Board and CFO of Management AG
Mr. Kent Wanzek	Member of the Management Board and CEO of Global Manufacturing, Quality & Supply of Management AG
Mr. William Valle	President of FMCH and CEO of Fresenius Medical Care North America

Officers of FMCH

Name	Principal Occupation or Employment

Mr. William Valle	See “Directors of FMCH, above
Mr. Dennis Braun	Chief Financial Officer, Fresenius Medical Care North America
Mr. Mark Fawcett	Senior Vice President and Treasurer, Fresenius Medical Care North America
Ms. Karen Gledhill	Senior Vice President, Secretary and General Counsel, Fresenius Medical Care North America
Bryan Mello	Assistant Treasurer of FMCH; Director of Taxes, Fresenius Medical Care North America
Dorothy Rizzo	Assistant Treasurer of FMCH
Mollie Mille	Assistant Treasurer of FMCH
Dominic Gaeta	Assistant Secretary of FMCH; Vice President, Deputy General Counsel, Fresenius Medical Care North America

Members of the Supervisory Board of Management AG

Name	Principal Occupation or Employment	Citizenship

Mr. Stephan Sturm, Chairman	Chairman of the Management Board and CEO of Fresenius Management SE	Germany
Dr. Dieter Schenk, Deputy Chair

Retired lawyer and tax consultant; Vice Chairman of the Supervisory Board of Fresenius Medical Care Management AG; Chairman of the Supervisory Board of Fresenius Medical Care AG & Co. KGaA; Chairman of the Foundation Board of Else Kröner-Fresenius-Stiftung

Germany
Dr. Gregory Sorensen	Chief Executive Officer of DeepHealth, Inc., and Executive Chairman of the Board of Directors of IMRIS (Deerfield Imaging, Inc.)	USA
Mr. Rolf A. Classon	Member of the Supervisory Board of Management AG and Fresenius Medical Care AG & Co. KGaA; director of various companies	USA/Sweden
Ms. Pascale Witz	President of PWH Advisors; director of Horizon Therapeutics plc, PerkinElmer, Inc. and Regulus Therapeutics Inc.	France
Ms. Rachel Empey	Member of Management Board and CFO of Fresenius Management SE	Germany/Great Britain

Members of the Management Board of Management AG

Name	Principal Occupation or Employment	Citizenship

Mr. Rice Powell	Chairman of the Management Board and CEO, Management AG	USA
Ms. Helen Giza	Member of the Management Board and CFO, Management AG	USA/Gt.Britain
Mr. William Valle	CEO of Fresenius Medical Care North America	USA
Dr. Olaf Schermeier	CEO of Global Research and Development for FMC AG & Co. KGaA	Germany
Mr. Kent Wanzek	CEO of Global Manufacturing, Quality & Supply for FMC AG & Co. KGaA	USA
Mr. Harry de Wit	CEO for the Asia-Pacific Segment, FMC AG & Co. KGaA	Netherlands
Dr. Katarzyna Mazur-Hofsäß	CEO for the EMEA Segment, FMC AG & Co., KGaA	Poland/Germany
Franklin W. Maddux, MD	Global Chief Medical Officer, FMC AG & Co., KGaA	USA

Members of the Supervisory Board of Fresenius Medical Care AG & Co. KGaA

Name	Principal Occupation or Employment	Citizenship

Dr. Dieter Schenk Chairman	See “Members of the Supervisory Board of Management AG,” above	Germany
Mr. Rolf Classon, Vice Chairman	See “Members of the Supervisory Board of Management AG,” above	USA/Sweden
Dr. Gregory Sorensen	Chief Executive Officer of DeepHealth, Inc., and Executive Chairman of the Board of Directors of IMRIS (Deerfield Imaging, Inc.)	USA
Ms. Pascal Witz	President of PWH ADVISORS SASU and CEO of PWH ADVISORS LLC; member of various corporate boards	France
Professor Dr. Gregor Zund	Chief Executive Officer and Director of Research and Education of the University Hospital of Zurich	Switzerland
Ms. Dorothea A. Wenzel	Executive Vice President and Head of the Global Business Unit Surface Solutions at Merck KGaA	Germany